Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2009 Equity Incentive Plan, 2012 Equity Incentive Plan and 2012 Employee Stock Purchase Plan of Regulus Therapeutics Inc. of our report dated February 9, 2012 (except Note 1, as to which the date is June 21, 2012, and except for the retroactive effect of the one-for-two reverse stock split as described in Note 12, as to which the date is September 7, 2012), with respect to the financial statements of Regulus Therapeutics Inc. included in its Registration Statement (Form S-1 No. 333-183384) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

October 2, 2012